EXHIBIT 2.2

DESCRIPTION OF REGISTRANT'S SECURITIES

The following securities of our Company are registered under section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  our Company's common shares are listed on the Nasdaq Capital Market ("Nasdaq"), under the symbol "DRUG".

Jurisdiction of Incorporation

Our Company was incorporated under the Business Corporations Act (British Columbia) on May 31, 2019.

Authorized and Issued Share Capital

Our Notice of Articles provide that our authorized capital consists of an unlimited number of common shares without par value.

As of September 30, 2022, we had 17,592,359 common shares issued and outstanding.

As of December 28, 2022, we had 18,710,359 common shares issued and outstanding.

Rights, Preferences and Restrictions Attaching to Our Shares

The Business Corporations Act provides the following rights, privileges, restrictions and conditions attaching to our common shares:

(a) to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b) subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our Company, to share equally in the remaining property of our Company on liquidation, dissolution or winding-up of our Company; and

(c) subject to the rights of the preferred shares, the common shares are entitled to receive dividends if, as, and when declared by our Board of Directors.

The provisions in our Articles attaching to our common shares may be altered, amended, repealed, suspended or changed by the affirmative vote of the holders of not less than two-thirds of the outstanding common.

With the exception of special resolutions (i.e., resolutions in respect of fundamental changes to our Company, including: the sale of all or substantially all of our assets, a merger or other arrangement or an alteration to our authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding common shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The Business Corporations Act provides that: (i) a general meetings of shareholders must be held in British Columbia, or may be held at a location outside British Columbia since our Articles do not restrict our Company from approving a location outside of British Columbia for the holding of the general meeting and the location for the meeting is approved by ordinary resolution; (ii) directors must call an annual meeting of shareholders not later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than two months or by less than 21 days the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the British Columbia Supreme Court may order a meeting to be called, held and conducted in a manner that the Court directs.

Limitations on Rights of Non-Canadians

Our Company is incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however, no such remittances are likely in the foreseeable future. For additional information, see "Item 10. Additional Information - E. Taxation - Canadian Federal Income Tax Considerations for United States Residents" in our Annual Report on Form 20-F.

There is no limitation imposed by Canadian law or by our Articles or other constituent documents of our Company on the right of a non-resident to hold or vote common shares of our Company. However, the Investment Canada Act (Canada) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation. For additional information, see "Item 10. Additional Information - B. Memorandum and Articles of Association - Limitations on Rights of Non-Canadians" in our Annual Report on Form 20-F.